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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*
    YU                                WING                 HUNG
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   (Last)                            (First)              (Middle)
    1515 SO. EL CAMINO REAL SUITE 100
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                                    (Street)
    SAN MATEO                        CA                     94402
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
    COSMOZ.COM, INC.  (OTC-BB: CMOZ)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year
    JUNE 30, 2000
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5.   If Amendment, Date of Original (Month/Year)


                                Page 1 of 3 Pages

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                                [ ]    10% Owner
     [X]   Officer (give title below)              [ ]   Other (specify below)
     Chief Operating Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

--------------------------------------------------------------------------------

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                                       (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               3.                                           of Issuer's   (D) or        Indirect
1.                     Transaction      Transaction            (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date             Code           Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       (Instr. 8)              (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
COMMON STOCK                                                                          175,000        D
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                Page 2 of 3 Pages

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                      9.       10.
                                                                                      Number   Owner-
                                                                                      of       ship
           2.                                                                         Deriv-   of
           Conver-              5.                          7.                        ative    Deriv-   11.
           sion                 Number of                   Title and Amount          Secur-   ative    Nature
           or                   Derivative  6.              of Underlying     8.      ities    Secur-   of
           Exer-                Securities  Date            Securities        Price   Bene-    ity:     In-
           cise   3.            Acquired (A)Exercisable and (Instr. 3 and 4)  of      ficially Direct   direct
           Price  Trans- 4.     or Disposed Expiration Date                   Deriv-  Owned    (D) or   Bene-
1.         of     action Trans- of (D)      (Month/Day/Year)          Amount  ative   at End   In-      ficial
Title of   Deriv- Date   action (Instr. 3,                            or      Secur-  of       direct   Owner
Derivative ative  (Month/Code   4 and 5)    Date     Expira-          Number  ity     Year     (I)      -ship
Security   Secur- Day/   (Instr.            Exer-    tion             of      (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3) ity    Year)  8)     (A)   (D)   cisable  Date   Title     Shares  5)      4)       4)       4)
===============================================================================================================
NONE
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---------------------------------------------------------------------------------------------------------------

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===============================================================================================================


Explanation of Responses:
      /s/ WING HUNG YU                            8/15/2000
-----------------------------------              -----------
      **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.


                                Page 3 of 3 Pages